Principal
        Financial                                       Principal Life
        Group                                           Insurance Company


December 30, 2002



Mr. Ralph C. Eucher, President
Principal Investors Fund, Inc.
Principal Financial Group
Des Moines, IA 50392-2080



Dear Mr. Eucher

Principal Life Insurance Company intends to purchase the following shares (the "Shares"):

         LargeCap Blend I...................................1,000,000 shares
         Partners LargeCap Growth...........................500,000 shares
         Partners SmallCap Value I..........................750,000 shares
         Partners SmallCap Blend............................300,000 shares

Each share has a par value of $.01 and a price of $10.00 per share. In connection with such purchase, Principal Life Insurance Company represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.


                                            PRINCIPAL LIFE INSURANCE COMPANY


                                            By    /s/ Michael D. Roughton
                                               --------------------------------
                                                 Michael D. Roughton
                                                 Senior Counsel

Mailing Address:  Des Moines, Iowa  USA 50392-0001 (515) 247-5111